EXHIBIT 10.10


28 November 2000

Mr. Tapio Hintikka
Chief Executive Officer
Hackman Oyj Abp
Hameentle 13S
00560 Helsinki
Finland

Dear Mr Hintikka

Letter of Intent (LOI) - Hadwaco Ltd. Oy, Hameentle 135, Helsinki, Finland

We refer to recent discussions between Ocean Power Corporation ("OPC") of El Dorado Hills California and Hadwaco Ltd Oy ("Hadwaco"), a wholly owned subsidiary of Hackman Oyj Abp ("Hackman"), Helsinki, Finland. As discussed in our recent meetings OPC, Hackman and Hadwaco (each a "Party" or collectively "Parties") are interested in undertaking a transaction in which OPC purchases certain assets and liabilities and acquires relevant personnel associated with Hadwaco.

The intent of this letter is to set out the basis on which we intend to proceed with the transaction and to demonstrate our mutual intent to seek to negotiate final and binding agreements.

Part A

Hackman through its wholly owned subsidiary Hadwaco has technical expertise, systems design and manufacturing capability for certain water remediation technology. Further Hackman now wishes to dispose of and/or reduce its interests in Hadwaco.

OPC has and continues to develop technologies that allow for more economic seawater desalination and renewable energy based power generation and has the ability to exploit these technologies on a global basis.

The transaction, which OPC, Hackman and Hadwaco will seek to negotiate, is as follows:

1 OPC will establish a new company in Finland ("NewCo") into which it will inject US$5m of equity.

2 NewCo will acquire certain assets and liabilities and hire relevant staff from Hadwaco in exchange for US$5m and an issue of shares in NewCo to Hadwaco amounting to 23% of the equity of NewCo. The asset purchase agreement will contain customary representations and warranties for a transaction of this nature. OPC will also commit to fund NewCo up to an amount of US$7m of equity over a two-year period beginning on 1 January 2001 on terms to be agreed.

3 It is envisaged that the equity ownership of NewCo will therefore be 77% OPC, 23% Hackman, assuming that Keeran of TMF Management BV, Locatellikade 1, Parnassustoen, 10768 AZ, Amsterdam, PO Box 75215, AE Amsterdam, Netherlands does not wish to participate in the proposed transaction.

4 In the event that Keeran does wish to participate in NewCo then it will do so on the basis of a transfer of certain Intellectual Property Rights (IPRs) into NewCo in exchange for an issue of shares amounting to 20% of the equity share capital of NewCo to Keeran. The equity stake of OPC is, in such circumstances reduced to 57%.

5 NewCo management and staff will have a carried interest of 10%. The equity holdings of OPC, Hadwaco and Keeran if they participate will be diluted proportionately. A scheme will be established for management and staff to realize their carried interest.

6 Hadwaco will be given an option to realize their 23% of NewCo in January 2004. This option will include a floor and a ceiling.

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7        As well as formation and operating capital OPC will allow access to its technology base to NewCo together with access to the markets OPC is developing in the rest of the world.

8 OPC will undertake financial and legal due diligence on Hadwaco during the first week of December.

9 The Parties will agree on which Hadwaco assets and liabilities will be transferred into NewCo.

10 Staff will be transferred from Hadwaco into NewCo taking into account mandatory provisions of Finnish Law. The Parties will agree how many employees are required by the business going forward. Any redundancy or dismissal costs will be borne by Hackman and/or Hadwaco.

Part B
------

Each Party - Hackman, Hadwaco and OPC -- on behalf of Itself and its agents, employees, officers, directors, shareholders, contractors, consultants and all persons and firms associated with them, agrees to preserve the confidentiality of all information that it acquires from the other Parties, not to disclose said information to any third party and not to use such information except in considering whether to proceed further in the negotiation of this proposed transaction. On the disclosing Party's written request the other Parties will return to the disclosing Party all tangible expressions (including copies) of all information that the disclosing Party may request to be returned and certify in writing as to any and all tangible expressions that have been lost or destroyed. Without limiting the generality of this Part B, the Parties specifically agree:

(a) They shall treat all information disclosed by the others as secret and confidential whether such information was disclosed visually or orally or in a tangible or intangible fashion;
(b) Sample products or materials provided by one Party to another Party shall be treated with the same strict confidentiality and restrictions on use as the information referred to at (a) A Party receiving any sample or material from another Party agrees not to analyze the same without written authorization and will return or destroy any remaining portion of the sample upon completion or termination of the transaction herein contemplated;
(c) The Parties' obligation of non-analysis, non-disclosure and non-use shall not apply to information and/or material which: (i) is or becomes publicly known through no fault of Its own; (ii) was in its possession on a non-confidential basis prior to obtaining access hereunder; (iii) is received from a third party as a matter of right and without restrictions on disclosure or use, or (iv) is independently developed by the receiving Party providing the receiving Party can show it was developed in its activities unrelated to this LOI and without the benefit of information under this LOI;
(d) The Parties agree that all written or other tangible forms of Information shall be and remain the property of its owner and shall be promptly returned to the owner when no longer required for an authorized use hereunder or upon earlier request by the owner. This LOI does not grant or imply any right or license for the other Parties to use any information;
(e) All discoveries, inventions, patent applications, improvements, techniques, processes, copyrights, trade secrets and know how resulting from any investigations or discussions undertaken under the terms of this LOI Including the technical data disclosed to a receiving Party shall be the sole and exclusive property of the originating Party. The non-originating Party agrees to perform all reasonable acts requested by the originating Party: (i) to perfect originator's title thereto; and (ii) to enable the originator and its nominees to obtain, maintain and enforce patent or other legal protection anywhere in the world;
(f) Any Party may terminate this LOI at any time upon written notice. Such termination shall not affect the Parties' obligations of non-analysis, non-use and non-disclosure set forth herein;
(g) This LOI does not obligate any Party to disclose information to the other Parties.

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Nothing  in this Part B shall  prevent  any Party  from  disclosing  information disclosed to it pursuant to this Part B to its advisors, group companies, or as required by law or any regulatory body.

None of the Parties shall make or permit to be made any announcement or disclosure of the existence or terms of the transaction contemplated by this LOI without the prior written consent of the other Parties, unless required by law or any regulatory body.

Each of OPC, Hadwaco and Hackman agree that it shall be responsible for making its own decision on the information disclosed to it pursuant to this LOI and acknowledges that it will have no right of action against the others or any other person in relation to the accuracy, reasonableness or completeness of any such information. Accordingly, none of the Parties shall be liable for any direct, indirect or consequential loss or damage suffered by any person as a result of relying on any statement contained in or omitted from such information.

Each Party shall bear its own costs in relation to the negotiation of the proposed transaction.

This LOI contains the entire agreement and understanding of the Parties - OPC, Hadwaco and Hackman -and supersedes any prior oral and/or written understandings. This LOI may be amended only in writing signed by all Parties. By signing this LOI where indicated, each Party acknowledges and agrees to the contents hereof.

If you wish to proceed with negotiations relating to the proposed transaction as outlined in this LOI, please sign and return the enclosed copy of this LOI. Upon doing so, Part B only of this LOI is intended to and shall constitute a legally binding and enforceable contract governed by Finnish law and subject to binding arbitration to be conducted before and In accordance with the rules of the Finnish Central Chamber of Commerce in Helsinki, Finland. In all other respects, whether or not accepted by Hackman or Hadwaco, the remainder of this LOI is not intended and shall not create or reflect any binding contract or other form of legal relations between OPC, Hackman and/or Hadwaco and each shall be free to withdraw from negotiations at any time.


Yours sincerely

Ocean Power Corporation                              Hackman Oyj Abp

Date                                                 Date

By: /s/ Philip M Johnson                             By: /s/ Tapio Hintikka
------------------------                             ----------------------
        Philip M Johnson, Vice President                     Tapio Hintikka, CEO
        Ocean Power Corporation                              Hackman Oyj Abp

Hadwaco Ltd Oy

Date

By: /s/ Juhani Kujala
---------------------
        Juhani Kujala, President
        Hadwaco Ltd Oy


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